SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 1, 2013

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On July 1, 2013, Corgenix Medical Corporation (the “Company”) received written notice from legal counsel for Eiji Matsuura, Ph.D. (“Dr. Matsuura”) that Dr. Matsuura desires to terminate the Amended and Restated License Agreement dated April 14, 2010 between the Company and Dr. Matsuura (the “License Agreement”).  The License Agreement provides that Dr. Matsuura will license to the Company certain technology owned by Dr. Matsuura for the Company’s use in making, using, and selling diagnostic products.

The notice states that Dr. Matsuura believes the Company has breached certain obligations under the License Agreement, including failing to execute an amendment to the License Agreement and breach of its implied warranties of good faith and fair dealing.  Dr. Matsuura further asserts that, in accordance with the terms of the License Agreement, and unless the Company disputes the termination, the License Agreement shall be terminated effective 60 days after the date of the notice (i.e., August 30, 2013).

The Company disputes that Dr. Matsuura has sufficient cause for terminating the License Agreement and intends to contest the proposed termination in accordance with the terms of the License Agreement. Consequently, the Company cannot at this time predict whether the License Agreement will be terminated or the date of such termination, if any.  Should the License Agreement be terminated, the Company does not expect to incur any early termination penalties as a result of the termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2013	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer